EXHIBIT 99.1

Polo Ralph Lauren Reports Third Quarter Fiscal 2009 Results

•	Third Quarter Revenues Were $1.25 billion and Diluted EPS Was $1.05
•	Year-To-Date Net Revenues Grew 4% and Net Income Per Diluted Share Increased 19%
•	Third Quarter Cash, Cash Equivalents and Short-Term Investments Were $880 million
•	The Company Updates Its Fiscal 2009 Diluted EPS Guidance

New York -- (BUSINESS WIRE) – February 4, 2009—Polo Ralph Lauren Corporation today reported net income of $105 million, or $1.05 per diluted share, for the third quarter of Fiscal 2009, compared to net income of $113 million, or $1.08 per diluted share, for the third quarter of Fiscal 2008.

Net income for the first nine months of Fiscal 2009 increased 14% to $362 million from $316 million in the comparable period last fiscal year. Net income per diluted share increased 19% to $3.56 from $2.99 in the first nine months last fiscal year.

“We are operating in one of the most challenging times our Company and industry has ever faced,” said Ralph Lauren, Chairman and Chief Executive Officer. “I am proud of our team’s ability to manage our business in a manner that protects our brand and keeps us on the path to achieve our long-term goals. It is times like these that really distinguish strong companies and strong brands,” Mr. Lauren added.

“After a strong first half, we experienced a dramatic change in business trends during the third quarter,” said Roger Farah, President and Chief Operating Officer. “We expect weak consumer spending to be a meaningful headwind for the foreseeable future. As challenging as current circumstances are, I believe that we are operating from a position of strength; we have a long-term plan and a clear strategic road map to help us realize that plan.”

Third Quarter and Nine Months Fiscal 2009 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2009 declined 1% to $1.25 billion from $1.27 billion in the comparable period last year. The lower net revenues primarily reflect a reduction in same-store sales at the Company’s retail segment that was partially offset by higher wholesale revenues as a result of assuming direct control of childrenswear and golf apparel in Japan.

Net revenues for the first nine months of Fiscal 2009 grew 4% to $3.79 billion from $3.64 billion in the comparable period of Fiscal 2008. The growth in net revenues is primarily attributable to shipments of new products, higher international wholesale revenues and global retail sales growth.

•

Wholesale Sales. Wholesale sales increased 5% to $655 million from $627 million in the third quarter last year. Higher international wholesale revenues, primarily related to childrenswear and golf apparel in Japan, and shipments of new products offset lower domestic shipments of the Company’s core men’s, women’s and childrenswear products.

For the first nine months of Fiscal 2009, wholesale sales increased 5% to $2.08 billion from $1.97 billion in the comparable period of Fiscal 2008. The year-over-year increase in wholesale revenue is attributable to new product shipments and higher international sales that more than offset a decline in domestic shipments of the Company’s core men’s, women’s and childrenswear products.

•

Retail Sales. Retail sales declined 7% to $547 million from $589 million in the third quarter last year, reflecting a reduction in comparable store sales that was partially offset by revenues from new stores and growth at RalphLauren.com. Comparable store sales declined 13.5%, reflecting a 21.7% reduction at Ralph Lauren stores, a 9.1% reduction at factory stores and a 17.2% reduction at Club Monaco stores. RalphLauren.com sales increased 15% in the third quarter of Fiscal 2009.

Retail sales for the first nine months of Fiscal 2009 were up 4% to $1.57 billion from $1.51 billion in the comparable period of Fiscal 2008, as the contribution from new stores and growth at RalphLauren.com was partially offset by a decline in comparable store sales. Total comparable store sales for the first nine months of Fiscal 2009 declined 2.3%, comprised of a 6.7% reduction at Ralph Lauren stores, a 0.3% increase at factory stores and a 7.1% reduction at Club Monaco. RalphLauren.com sales grew 21% over the comparable nine-month period last year.

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Licensing. Licensing royalties declined 9% to $50 million from $55 million in the third quarter last year. A decline in Japanese product licensing revenues associated with the Company assuming direct control of certain product categories in Japan more than offset higher domestic product licensing revenues.

Licensing royalties for the first nine months of Fiscal 2009 were down 4% to $149 million from $154 million in the prior year period as the contribution from new product licenses was more than offset by a decline in Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

Gross Profit. Gross profit for the third quarter of Fiscal 2009 declined 1% to $670 million from $677 million in the third quarter of Fiscal 2008. The gross profit rate increased 20 basis points to 53.5%, compared to 53.3% during the same period last year. The expansion in gross profit rate primarily reflects stronger international wholesale margins and the decline in purchase accounting amortization from last year’s acquisitions that more than offset lower retail segment profitability. Disciplined inventory management and supply chain efficiency also contributed to gross margin expansion.

Gross profit for the first nine months of Fiscal 2009 increased 7% to $2.10 billion from $1.96 billion in the comparable period last year. The gross profit rate for the first nine months of Fiscal 2009 was 55.2%, 120 basis points greater than the prior year period, primarily due to higher international wholesale sales and a decline in purchase accounting amortization associated with last year’s acquisitions that were partially offset by lower retail segment profitability. Disciplined inventory management and supply chain efficiency throughout the year also contributed to gross margin expansion.

Operating Expenses. Operating expenses declined 1% in the third quarter of Fiscal 2009 to $503 million from $506 million in the third quarter of Fiscal 2008. Operating expenses were 40.2% of revenues, 40 basis points greater than the prior year period, primarily as a result of the decline in retail segment revenues and increased operating expenses for newly acquired and emerging businesses that were partially offset by reduced purchase accounting amortization, lower advertising and public relations expense and other expense initiatives.

Operating expenses for the first nine months of Fiscal 2009 increased 6% to $1.54 billion from $1.45 billion in the comparable period last year. Operating expense margin was 40.6%, 60 basis points greater than that of the first nine months of Fiscal 2008, primarily due to a decline in retail segment comparable store sales and increased operating expenses for newly acquired and emerging businesses that more than offset the benefit of reduced purchase accounting amortization and lower advertising and public relations expense.

Operating Income. Operating income for the third quarter of Fiscal 2009 declined 2% to $167 million from $171 million in the third quarter last year. The operating margin was 13.3%, compared to 13.4% in the third quarter of Fiscal 2008, primarily due to lower retail segment profitability that was partially offset by higher wholesale segment profitability and lower purchase accounting amortization.

For the first nine months of Fiscal 2009, operating income increased 9% to $556 million from $509 million in the comparable period of Fiscal 2008. Operating margin expanded 70 basis points to 14.7% for the first nine months of Fiscal 2009 from 14.0% last year, primarily due to lower purchase accounting amortization compared to the prior year period and the profit contribution from new products that were partially offset by lower retail segment profitability.

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Wholesale Operating Income. Wholesale operating income increased 24% in the third quarter of Fiscal 2009 to $130 million from $104 million last year. Wholesale operating margin was 19.8% in the third quarter, 320 basis points greater than the prior year period, primarily as a result of higher international wholesale revenues and a decline in purchase accounting amortization related to last year’s Japanese acquisitions that was partially offset by expenses at newly acquired and emerging businesses.

Wholesale operating income increased 16% in the first nine months of Fiscal 2009 to $449 million from $388 million in the comparable period last year.

Wholesale operating margin for the first nine months of Fiscal 2009 was 21.6%, 190 basis points greater than the 19.7% reported for the prior year period, primarily driven by higher revenues and lower purchase accounting amortization that was partially offset by expenses at newly acquired and emerging businesses.

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Retail Operating Income. Retail operating income for the third quarter of Fiscal 2009 was $58 million, 39% below the $94 million achieved in the third quarter of Fiscal 2008. Retail operating margin was 10.5% in the third quarter of Fiscal 2009 compared to 16.0% in the prior year period. The contraction in retail operating margin rate is primarily attributable to the decline in comparable store sales, increased markdown activity and occupancy costs associated with large-scale future store openings.

Retail operating income declined 13% in the first nine months of Fiscal 2009 to $182 million from $210 million in the comparable period last year, and retail operating margin was 11.6%, 230 basis points below the 13.9% achieved in the first nine months of Fiscal 2008. The year-over-year decline in retail operating margin rate is a function of negative comparable store sales, increased markdown activity and occupancy costs associated with large-scale future store openings that were partially offset by lower purchase accounting amortization associated with Ralph Lauren Media.

•

Licensing Operating Income. Licensing operating income for the third quarter of Fiscal 2009 rose 8% to $28 million from $26 million in the third quarter of the prior year. The growth in licensing operating income was due to higher domestic product licensing revenues and a decline in purchase accounting amortization that more than offset lower Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

Licensing operating income for the first nine months of Fiscal 2009 increased 12% to $78 million from $70 million in the year-earlier period. Stronger domestic product licensing revenues and a decline in purchase accounting amortization were partially offset by lower Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2009 declined 7% to $105 million from $113 million in the comparable period last year. Net income per diluted share was $1.05, 3% below the $1.08 achieved in the third quarter last year. The declines in net income and diluted EPS principally relate to the lower operating income discussed above and to an effective tax rate of 33.4%, 230 basis points greater than the prior year period. The higher effective tax rate for the third quarter of Fiscal 2009 was primarily a result of favorable tax audit settlements that occurred in the comparable prior year period, partially offset by a favorable geographic income mix in the current year period.

Net income for the first nine months of Fiscal 2009 increased 14% to $362 million, compared to $316 million last year. Net income per diluted share rose 19% to $3.56 from $2.99 in the comparable period last year. The higher net income and diluted EPS results principally relate to the increased operating income as discussed above and to an effective tax rate of 34.1%, 250 basis points below the prior year. The lower effective tax rate for the first nine months of Fiscal 2009 was primarily a result of favorable geographic income mix.

Third Quarter Fiscal 2009 Balance Sheet Review

The Company ended the third quarter of Fiscal 2009 with $880 million in cash, cash equivalents and short-term investments, or $461 million in cash and short-term investments net of debt (“net cash”), compared to $626 million in cash, cash equivalents and short-term investments and $53 million of debt net of cash and short-term investments at the end of Fiscal 2008. The Company’s net cash position reflects strong growth in operating cash flow that was partially offset by year-to-date stock repurchases, capital expenditures and acquisition spending, including the repayment of a short-term loan to finance last year’s Japanese acquisitions. The Company’s return on equity for the last twelve month period ending with the third quarter of Fiscal 2009 was 19% and its return on investment was 28% for the same time frame.

The Company had $45 million in capital expenditures in the third quarter, compared to $59 million in the prior year period. The third quarter ended with inventory up 1% to $585 million from $581 million in the third quarter of last year, inclusive of the Japanese childrenswear and golf apparel inventory assumed as a part of the Naigai transaction during the second quarter. Excluding the Naigai-related inventory, our consolidated inventory declined 3% compared to the third quarter of Fiscal 2008.

Global Retail Store Network

During the third quarter, the Company opened five directly operated stores and closed one directly operated store. Over the last twelve months, the Company has opened 29 directly operated stores and closed six directly operated stores.

At the end of the third quarter, the Company operated 332 stores with a total of approximately 2.5 million square feet compared to 309 stores with approximately 2.3 million square feet in the prior year. The current retail group consists of 88 Ralph Lauren stores, 69 Club Monaco stores, 163 Polo factory stores and 12 Rugby stores. In addition, at the end of the third quarter, international licensing partners operated 98 Ralph Lauren stores and 62 Club Monaco stores and dedicated shops.

Fiscal 2009 Full Year Outlook

Due to the deterioration in the economic environment, the Company now expects Fiscal 2009 net revenues to be flat-to-down low single digits, which compares to prior guidance of a low single digit increase in net revenues. The Company's updated estimate for diluted earnings per share for Fiscal 2009 is $3.85-$4.00, which compares to prior guidance of $4.00-$4.10.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 4, 2009, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4909. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Third Quarter Fiscal Year 2009 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, February 4, 2009 through 1:00 P.M. Eastern, Tuesday, February 10, 2009 by dialing (719) 457-0820 and entering passcode 9616024.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a significant portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Polo Ralph Lauren

Investor Relations

James Hurley, 212-813-7862

or

Corporate Communications

Julie Berman, 212-583-2262

SOURCE: Polo Ralph Lauren Corporation

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 27,	March 29,
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$574.3	$551.5
Short-term Investments	305.9	74.3
Accounts receivable, net of allowances	310.5	508.4
Inventories	585.1	514.9
Deferred tax assets	83.0	76.6
Prepaid expenses and other	145.4	167.8

Total current assets	2,004.2	1,893.5

Property and equipment, net	693.6	709.9
Deferred tax assets	102.2	116.9
Goodwill	976.2	975.1
Intangible assets, net	354.4	349.3
Other assets	254.7	320.8

Total assets	$4,385.3	$4,365.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$185.9	$205.7
Income tax payable	54.0	28.8
Accrued expenses and other	481.4	467.7
Current maturities of debt	-	206.4

Total current liabilities	721.3	908.6

Long-term debt	419.6	472.8
Non-current tax liabilities for unrecognized tax benefits	150.6	155.2
Other non-current liabilities	399.4	439.2

Total liabilities	1,690.9	1,975.8

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,093.5	1,017.6
Retained earnings	2,425.9	2,079.3
Treasury stock, Class A, at cost	(966.7)	(820.9)
Accumulated other comprehensive income	140.6	112.6

Total stockholders' equity	2,694.4	2,389.7

Total liabilities and stockholders' equity	$4,385.3	$4,365.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Nine Months Ended
	December 27,	December 29,
	2008	2007

Wholesale Net Sales	$2,075.7	$$1,972.5
Retail Net Sales	1,570.1	1,512.5

Net Sales	3,645.8	3,485.0

Licensing Revenue	148.7	154.2

Net Revenues	3,794.5	3,639.2

Cost of Goods Sold (a)	(1,698.2)	(1,675.4)

Gross Profit	2,096.3	1,963.8

Selling, General & Administrative Expenses (a)	(1,516.6)	(1,418.9)
Amortization of Intangible Assets	(15.0)	(35.7)
Impairment of Assets	(7.1)	-
Restructuring Charges	(1.5)	-
Total SG&A Expenses	(1,540.2)	(1,454.6)

Operating Income	556.1	509.2

Foreign Currency Gains (Losses)	(2.5)	(4.3)

Interest Expense	(20.5)	(18.9)

Interest and Other Income, Net	18.5	16.2

Equity in Income (Loss) of Equity-Method Investees	(2.7)	(1.2)

Minority Interest Expense	-	(2.1)

Income Before Provision for Income Taxes	548.9	498.9

Provision for Income Taxes	(187.4)	(182.6)

Net Income	$361.5	$$316.3

Net Income Per Share - Basic	$3.64	$$3.08

Net Income Per Share - Diluted	$3.56	$$2.99

Weighted Average Shares Outstanding - Basic	99.2	102.7

Weighted Average Shares Outstanding - Diluted	101.6	105.7

Dividends declared per share	$0.15	$0.15

(a) Includes total depreciation expense of:	$(123.0)	$(111.9)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007

Wholesale Net Sales	$655.0	$626.7
Retail Net Sales	547.1	588.5

Net Sales	1,202.1	1,215.2

Licensing Revenue	49.9	54.6

Net Revenues	1,252.0	1,269.8

Cost of Goods Sold (a)	(582.3)	(593.3)

Gross Profit	669.7	676.5

Selling, General & Administrative Expenses (a)	(496.5)	(492.2)
Amortization of Intangible Assets	(5.1)	(13.6)
Impairment of Assets	-	-
Restructuring Charges	(1.5)	-
Total SG&A Expenses	(503.1)	(505.8)

Operating Income	166.6	170.7

Foreign Currency Gains (Losses)	(5.4)	(2.2)

Interest Expense	(7.4)	(6.8)

Interest and Other Income, Net	5.4	2.5

Equity in Income (Loss) of Equity-Method Investees	(1.1)	(0.6)

Minority Interest Expense	-	(0.1)

Income Before Provision for Income Taxes	158.1	163.5

Provision for Income Taxes	(52.8)	(50.8)

Net Income	$105.3	$$112.7

Net Income Per Share - Basic	$1.07	$$1.11

Net Income Per Share - Diluted	$1.05	$$1.08

Weighted Average Shares Outstanding - Basic	98.8	101.6

Weighted Average Shares Outstanding - Diluted	100.7	104.3

Dividends declared per share	$0.05	0.05

(a) Includes total depreciation expense of:	$(39.8)	$(39.4)

POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended December 27, 2008 and December 29, 2007 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 27, 2008

Net revenues:
Wholesale	$655.0	$$626.7	$2,075.7	$1,972.5
Retail	547.1	588.5	1,570.1	1,512.5
Licensing	49.9	54.6	148.7	154.2
Total Net Revenues	$1,252.0	$1,269.8	$3,794.5	$3,639.2

Operating Income (Loss):
Wholesale	$129.8	$104.3	$$448.9	$387.7
Retail	57.5	94.4	182.1	210.3
Licensing	27.5	25.5	78.4	70.1
	214.8	224.2	709.4	668.1
Less:
Unallocated Corporate Expenses and Restructuring Charges	(48.2)	(53.5)	(153.3)	(158.9)
Total Operating Income	$166.6	$170.7	$$556.1	$509.2